SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 or 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  August 30, 2004


                            NewPower Holdings, Inc.
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            (Exact Name of Registrant as Specified in Its Charter)

Delaware                              1-16157                 52-2208601
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(State or Other Jurisdiction          (Commission          (IRS Employer
of Incorporation)                     File Number)         Identification No.)


93 Cherry Street, New Canaan, CT                      06480
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(Address of Principal Executive Offices)            (Zip Code)


      Registrant's telephone number, including area code: (203) 966-2880
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities
        Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12(b) under the Exchange
        Act  (17 CFR 240.14a-12(b))

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17 CFR 240.14d-2(b))


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Item 8.01. Other Events.

     As previously reported, on August 15, 2003, the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division (the "Bankruptcy Court") confirmed the Second Amended Chapter 11 Plan (the "Plan") with respect to NewPower Holdings, Inc. (the "Company") and TNPC Holdings, Inc. ("TNPC"), a wholly owned subsidiary of the Company. As previously reported, on February 28, 2003, the Bankruptcy Court previously confirmed the Plan, and the Plan has been effective as of March 11, 2003, with respect to The New Power Company, a wholly owned subsidiary of the Company. The Plan became effective on October 9, 2003 with respect to the Company and TNPC.

     On August 30, 2004, the Company filed with the Bankruptcy Court a supplemental statement to its motion for an order permitting the Company, pursuant to section 5.20 of the Plan, to make an interim distribution to and/or to establish reserves for certain remaining stakeholders under the Plan (the "Supplemental Statement"). The Supplemental Statement supplements the motion previously filed by the Company on May 7, 2004 with the Bankruptcy Court with respect to a proposed interim distribution under the Plan. The Bankruptcy Court has scheduled the hearing on this motion for September 10, 2004.

     Under the terms of the Supplemental Statement, the amount of the interim distribution allocable to shareholders eligible for receipt thereof would be fifty-nine cents ($0.59) per share of common stock of the Company.

     The interim distribution would be subject to the final approval of the settlement of claims against the underwriters of the Company's initial public offering in an action pending in the United States District Court for the Southern District of New York (the "District Court"). On July 23, 2004, the underwriters and the plaintiffs in such action entered into a memorandum of understanding in which the plaintiffs agreed to resolve their claims against the underwriters in exchange for a payment of $15 million. The memorandum of understanding is subject to the terms of a final settlement agreement to be filed with, and approved by, the District Court. As holders of an allowed claim under Class 8 (Securities Claims) of the Plan, the underwriters have asserted their right for reconsideration by the Bankruptcy Court of their Class 8 Claim in the amount of $15 million plus $1,047,128.07 in fees and costs.

     The Company's determination of the proposed interim distribution amount of $0.59 per share is the product of a series of calculations, reserves and estimates, including but not limited to reserving for the full amount of all asserted claims or interests, even if disputed by the Company. In light thereof, the Company calculated a reserve for the underwriters' Class 8 Claim of $16.546 million, which reflects the previously agreed claim between the Company and the underwriters of $546,000 and the Company's estimate of $16 million as the settlement of the remaining amount of the Class 8 Claim.

     The Company estimates that the interim distribution may occur approximately 60-90 days following the final approval by the District Court of the settlement of claims against the underwriters. The Company will monitor the progress of the settlement of claims against the


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underwriters to determine whether any subsequent adjustment should be made to the amount or timing of the interim distribution.

     The foregoing summary of the terms of the Supplemental Statement is qualified in its entirety to the text of the Supplemental Statement, attached hereto as Exhibit 99.1.

     Any interim distribution is subject to approval by the Bankruptcy Court. The Company anticipates that it will make an additional, final distribution of liquidation proceeds to holders of allowed claims and interests in Classes 9 (Common Stock), 10 (Options) and 11 (Warrants) and to any remaining holders of allowed claims in Class 8 (Securities Claims), which will be paid in accordance with the terms of the Plan. The timing and amount of any final distribution of liquidation proceeds will depend on the resolution of all remaining and any future claims by or against the Company. The Company cautions that following any interim distribution, if budgeted amounts are not sufficient for future administration of the post-confirmation estate of the Company, the Plan could be set aside and the case converted to liquidation under Chapter 7 of the United States bankruptcy code.

Cautionary Statement

     This disclosure and the Supplemental Statement contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and
Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations and beliefs are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Supplemental Statement of the Company dated August 30, 2004.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: August 30, 2004


                                    NEWPOWER HOLDINGS, INC.


                                    By:  /s/  M. Patricia Foster
                                         -----------------------------------
                                         Name:   M. Patricia Foster
                                         Title:  President & Chief Executive
                                                 Officer


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                                 EXHIBIT INDEX

        The following exhibit is filed herewith:


Exhibit No.                     Description
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99.1     Supplemental Statement of the Company dated August 30, 2004.


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